Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings”, “Other Service Providers”, and “Financial Statements” in the Statements of Additional Information in Post-Effective Amendment Number 384 to the Registration Statement (Form N-1A No. 033-11387).

We also consent to the incorporation by reference therein and use of our reports dated October 28, 2020 with respect to the financial statements and financial highlights of American Beacon The London Company Income Equity Fund, American Beacon SiM High Yield Opportunities Fund, American Beacon Sound Point Floating Rate Income Fund, and American Beacon Zebra Small Cap Equity Fund for the year ended August 31, 2020 included in the Annual Report (Form N-CSR) for 2020 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 29, 2020